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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Oakley, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OAKLEY, INC.
One Icon
Foothill Ranch, California 92610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on June 6, 2002

        You are cordially invited to attend the 2002 Annual Meeting of Shareholders (the "Meeting") of OAKLEY, INC. (the "Company" or "Oakley") to be held on Thursday, June 6, 2002, at 10:00 a.m. at the Company's headquarters in Foothill Ranch, California, for the following purposes:

1.
To elect six directors to serve as such until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.
To ratify the selection of Deloitte & Touche LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2002; and

3.
To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

        Only shareholders of record at the close of business on March 29, 2002, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

        WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF BY WRITTEN NOTICE TO THE COMPANY, AND SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE THEIR SHARES PERSONALLY IF THEY SO DESIRE.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ DONNA GORDON Donna Gordon Secretary
Foothill Ranch, California Dated: April 18, 2002

OAKLEY, INC.
One Icon
Foothill Ranch, California 92610

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held on June 6, 2002

        This Proxy Statement is furnished to shareholders of Oakley, Inc. (the "Company" or "Oakley"), in connection with the solicitation of proxies in the form enclosed with this proxy statement for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 6, 2002, at 10:00 a.m. at the Company's headquarters in Foothill Ranch, California, and at any and all adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are being first mailed to shareholders on April 18, 2002.

        This solicitation is made by mail on behalf of the Board of Directors of the Company (the "Board of Directors"). Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

        Holders of record of the common stock, $.01 par value per share, of the Company (the "Common Stock") as of the close of business on the record date, March 29, 2002, are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on March 29, 2002, there were 68,852,493 shares of Common Stock issued and outstanding.

        Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted FOR the election of all nominees for director and FOR the ratification of the selection of Deloitte & Touche LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2002. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

        The Board of Directors knows of no matters to come before the Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person's discretionary authority to act in such person's best judgment.

        The principal executive offices of the Company are located at One Icon, Foothill Ranch, California 92610.

PROPOSAL 1: ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

        Pursuant to the Company's Amended and Restated Articles of Incorporation (the "Articles"), directors are elected at each Annual Meeting of Shareholders and hold office until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified. If, for any reason, the directors are not elected at the Meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company's Amended and Restated Bylaws, as amended (the "Bylaws"). The Bylaws currently authorize a Board of Directors consisting of not less than one nor more than nine persons, and Oakley's Board of Directors currently consists of six directors.

        The nominees for election to the six positions on the Board of Directors to be voted upon at the Meeting are Jim Jannard, Link Newcomb, Irene Miller, Orin Smith, Michael Jordan and Abbott Brown. Irene Miller, Orin Smith, Michael Jordan and Abbott Brown (the "Independent Directors") are not employed by, or affiliated with, the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Jim Jannard, Link Newcomb, Irene Miller, Orin Smith, Michael Jordan and Abbott Brown to hold office as directors for a term of one year and until their successors are elected and qualified at the next Annual Meeting of Shareholders. All nominees have consented to being named in this Proxy Statement and have advised the Board of Directors that they are able and willing to serve as directors, if elected.

        If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than six nominees.

Vote

        Each director will be elected by a favorable vote of a majority of the votes cast at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the outcome. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the six nominees named above as directors.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

        The following table sets forth certain information (as of March 29, 2002) concerning the directors and executive officers of the Company:

Name	Age	Position
Jim Jannard	52	Chairman of the Board and Chief Executive Officer
Link Newcomb	40	Chief Operating Officer and Director
Colin Baden	40	President
Tommy Rios	32	Executive Vice President
Thomas George	46	Chief Financial Officer
Donna Gordon	42	Vice President of Finance and Secretary
Kent Lane	48	Vice President of Manufacturing
Carlos Reyes	35	Vice President of Development
Jon Krause	38	Vice President of Operations
Scott Bowers	40	Vice President of Sports Marketing
Irene Miller	49	Director
Orin Smith	59	Director
Michael Jordan	39	Director
Abbott Brown	58	Director

Executive Officers

        Mr. Jim Jannard, the founder of the Company, has been Chairman of the Board and an Oakley director since its inception in 1975. From Oakley's inception in 1975 to February 1999, Mr. Jannard also served as President of Oakley. Effective October 1999, Mr. Jannard was named Chief Executive Officer.

        Mr. Link Newcomb joined Oakley in June 1994 as its Vice President of International Sales. Mr. Newcomb served as Executive Vice President from April 1995 until January 1997, as Chief Financial Officer from July 1995 until January 1997, as Chief Operating Officer from January 1997 to September 1997, and as Chief Executive Officer from September 1997 to April 1999. Effective May 1, 1999, Mr. Newcomb was named Chief Operating Officer. Mr. Newcomb was appointed to the Board of Directors in January 1997. Prior to joining Oakley, Mr. Newcomb was an attorney for five years at Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Mr. Newcomb has also been a certified public accountant since 1984.

        Mr. Colin Baden joined Oakley in February 1996 as Director of Design and served as Vice President of Design from February 1997 to February 1999. In February 1999, Mr. Baden was named President. Prior to joining Oakley, Mr. Baden was a partner at Lewis Architects of Seattle, Washington for six years and began advising Oakley on company image issues in 1993.

        Mr. Tommy Rios joined Oakley in 1996 and held the position of General Director of Oakley Mexico from January 1996 to March 1998, Director of International Sales from March 1998 to July 1999, Director of Oakley Worldwide from July 1999 to December 1999 and Vice President of Oakley Worldwide from January 2000 to December 2001. In January 2002, Mr. Rios was named Executive Vice President, responsible for all aspects of the Company's global sales operation. Prior to joining Oakley, Mr. Rios had five years of experience as the General Director of Fox Racing, an independent distributor of Oakley products in Mexico.

        Mr. Thomas George joined Oakley in October 1997 as Chief Financial Officer. Prior to joining Oakley, Mr. George last served as Senior Vice President of Finance and Chief Financial Officer at

REMEC, a designer and manufacturer of microwave wireless electronics, a position he had held since 1990. Mr. George has more than 24 years experience in finance and is also a certified public accountant.

        Ms. Donna Gordon joined Oakley in February 1986. Ms. Gordon has held a number of positions with Oakley, assuming her current position as Vice President of Finance in October 1995. Ms. Gordon has also been Corporate Secretary since 1993 and Controller since 1990.

        Mr. Kent Lane joined Oakley in October 1994 and served as Director of Manufacturing from January 1995 until October 1995. In October 1995, Mr. Lane was named Vice President of Manufacturing. Mr. Lane has 23 years experience in the manufacturing industry at various companies, including Kaiser Steel for six years and Water Factory Systems, a manufacturer of water purification equipment, for eight years.

        Mr. Carlos Reyes joined Oakley in July 1989 and has held various positions with Oakley, beginning as a lens coating assistant in the manufacturing department. Mr. Reyes was promoted to Lens Coating Manager in 1991 and to a leadership position in Oakley's design department in 1993. In December 1995, Mr. Reyes was named Vice President of Development.

        Mr. Jon Krause joined Oakley in November 1996 as Director of Information Technology and was named Vice President of Operations in January 1998. Prior to joining Oakley, Mr. Krause was a senior manager with Andersen Consulting where he spent ten years specializing in information technology and manufacturing operations.

        Mr. Scott Bowers joined Oakley in May 1988 as a regional sales manager and held the position of Director of Sports Marketing from January 1995 to December 1999. In January 2000, Mr. Bowers was named Vice President of Sports Marketing. Prior to joining Oakley, Mr. Bowers had eleven years of experience in the snow/ski industry holding positions both in retail management and as a independent sales representative.

Board of Directors

        Ms. Irene Miller has been an Oakley director since shortly after the Company's initial public offering in August 1995. Ms. Miller is Chief Executive Officer of Akim, Inc., an investment management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., the world's largest bookseller. She joined Barnes & Noble in 1991, became Chief Financial Officer in 1993 and Vice Chairman in 1995. From 1986 to 1990, Ms. Miller was an investment banker at Morgan Stanley & Co. Incorporated. Ms. Miller is also a director of Barnes & Noble, Inc., Inditex, S.A., Coach, Inc. and The Body Shop International Plc.

        Mr. Orin Smith has been an Oakley director since shortly after the Company's initial public offering in August 1995. Mr. Smith is the President and Chief Executive Officer of Starbucks Corporation. Mr. Smith joined Starbucks in 1990 as Chief Financial Officer and Vice President, became Executive Vice President and Chief Financial Officer in 1993, was named President and Chief Operating Officer in 1994, and was named Chief Executive Officer in June 2000. Prior to joining Starbucks, Mr. Smith was Executive Vice President and Chief Financial and Administrative Officer of Danzas USA, a subsidiary of Europe's largest transportation company. Mr. Smith is also a director of Starbucks Corporation and Starbucks Coffee International.

        Mr. Michael Jordan has been an Oakley director since shortly after the Company's initial public offering in August 1995. Mr. Jordan is currently a professional athlete for the Washington Wizards and businessman. From January 2000 to September 2001, Mr. Jordan served as President of Basketball Operations for the Washington Wizards. Mr. Jordan has achieved one of the most extraordinary records in professional sports during his career with the Chicago Bulls. Among other achievements, Mr. Jordan was voted Most Valuable Player of the National Basketball Association in 1988, 1991, 1992, 1996 and

1998. Mr. Jordan also captured the NBA's scoring title in seven consecutive seasons, from 1987 through 1993 and again from 1996 through 1998. Prior to joining the Chicago Bulls, Mr. Jordan was an All American player at the University of North Carolina, from which he graduated in 1986.

        Mr. Abbott Brown has been an Oakley director since June 2000. Mr. Brown is Chairman and Chief Executive Officer of Ridgestone Corporation, a private equity firm that takes active, participatory roles in the companies in which it invests. Mr. Brown was Senior Vice President and board member for Global Crossing Ltd., a global data and voice telecommunications company, from its inception in March 1997 to March 2000. On January 28, 2002, Global Crossing and certain of its affiliates commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York and coordinated proceedings in the Supreme Court of Bermuda. From 1994 to February 1998, Mr. Brown served as Managing Director and Chief Financial Officer for Pacific Capital Group, a private merchant bank with investment activity in telecommunications, cable, healthcare and real estate.

Board of Directors Meetings and Committees

        The Board of Directors held seven meetings in 2001, including regularly scheduled and special meetings. The Board of Directors has established standing audit and compensation and stock option committees as set forth below. During 2001, each director, except for Michael Jordan, attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he or she was a member.

        Audit Committee.    The Audit Committee of the Company's Board of Directors (the "Audit Committee") is comprised of three independent directors and is governed by a written charter adopted by the Board of Directors. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The members of the Audit Committee are Irene Miller (Chair), Orin Smith and Abbott Brown. None of the Audit Committee members has a relationship with the Company that might interfere with the exercise of his or her independence from the Company and its management. The Audit Committee held four meetings during 2001.

        Compensation and Stock Option Committee.    The Compensation and Stock Option Committee, presently comprised of Mr. Smith (Chair) and Ms. Miller, reports to the Board of Directors and determines compensation for the Company's executive officers and administers the Company's Amended and Restated 1995 Stock Incentive Plan. The Compensation and Stock Option Committee met five times in 2001.

Compensation of Directors

        Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Non-employee directors of the Company receive (i) a retainer fee of $25,000 per year for their services, (ii) $1,000 for each committee meeting attended, (iii) $5,000 per year for each committee a non-employee director chairs, (iv) $2,000 per day for each special non-Board of Directors meeting that a non-employee director is requested to attend, in person or by telephone, by the Board of Directors, as determined by the Board of Directors and (v) an annual grant of non-qualified options to purchase 10,000 shares, with an exercise price equal to fair market value on the date of grant, and vesting in full on the anniversary of the date of grant. All directors are also reimbursed for expenses incurred in connection with attendance at Board meetings, committee meetings or special non-Board meetings.

Compensation Committee Interlocks and Insider Participation

        As noted above, the members of the Compensation and Stock Option Committee during 2001 were Ms. Miller and Mr. Smith. Neither Ms. Miller nor Mr. Smith has ever been an officer or employee of the Company or any of its subsidiaries. None of the executive officers of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire Board of Directors) of another entity during 2001.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth the compensation paid by the Company for the fiscal years ended December 31, 2001, 2000 and 1999, to (i) its Chief Executive Officer and (ii) the four other most highly compensated executive officers serving as of December 31, 2001 (collectively, the "Named Executive Officers").

Summary Compensation Table

						Long-Term Compensation Awards
		Annual Compensation
						Securities Underlying Options/SARs (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)			All Other Compensation ($)
Jim Jannard(1) Chief Executive Officer	2001 2000 1999	— — —	— — —	— — —		25,000 — —	— — —
Link Newcomb Chief Operating Officer	2001 2000 1999	409,692 398,077 350,000	62,830 343,750 50,000	6,930 — —	(2)	50,000 — 10,000	10,457 7,296 4,638	(3)
Colin Baden President	2001 2000 1999	216,154 195,192 173,268	41,085 103,125 30,000	— — —		50,000 3,670 25,000	3,440 2,021 2,610	(3)
Tommy Rios Executive Vice President	2001 2000 1999	174,038 146,250 52,021	40,000 68,750 29,000	64,258 75,920 134,115	(4) (4) (4)	145,000 51,000 30,000	5,849 5,786 5,728	(3)
Thomas George Chief Financial Officer	2001 2000 1999	235,573 228,654 195,000	20,729 110,000 32,000	18,000 18,000 18,000	(5) (5) (5)	35,000 3,669 20,000	4,000 2,000 2,000	(3)

(1)
Mr. Jannard did not receive any base salary or bonus for 2001; he also did not receive any base salary and was not entitled to payment of any annual bonus for 1999 and 2000. See "Compensation Committee Report—Compensation of the Chairman and Chief Executive Officer."

(2)
Represents above-market interest on deferred compensation paid during the fiscal year.

(3)
Represents the Company's 2001 matching 401(k) plan contribution of $4,000 for Messrs. Newcomb and George and $3,440 for Mr. Baden, life insurance premium for Mr. Rios of $5,768 and above-market interest on deferred compensation accrued during the fiscal year but deferred at the election of the Named Executive Officer in the amount of $6,457 for Mr. Newcomb and $81 for Mr. Rios.

(4)
Represents commissions on sales.

(5)
Represents payment to Mr. George for a monthly housing allowance related to his relocation.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options/SARs Granted (#)(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		% of Total Options/SARs Granted to Employees in Fiscal Year
			Exercise or Base Price ($/Sh)	Expiration Date
					5%($)(2)	10%($)(2)
Jim Jannard	25,000	2.23%	17.14	12/14/11	269,485	682,918
Link Newcomb	50,000	4.45%	19.10	2/21/11	600,600	1,522,030
Colin Baden	50,000	4.45%	19.10	2/21/11	600,600	1,522,030
Tommy Rios	10,000.89%		20.18	2/1/11	126,912	321,619
Tommy Rios	35,000	3.15%	19.10	2/21/11	420,420	1,065,421
Tommy Rios	100,000	8.90%	13.32	11/21/11	837,690	2,122,870
Thomas George	35,000	3.15%	19.10	2/21/11	420,420	1,065,421

(1)
The options identified in this table were granted under the Company's Amended and Restated 1995 Stock Incentive Plan and are exercisable in equal 25% installments on each of the first four anniversaries of the date of grant. In the event of the termination of a Named Executive Officer's employment within 12 months following a change in control (as defined in the stock option agreements evidencing such grants), the options will become immediately vested and exercisable in full upon such termination of employment. To the extent permitted under applicable law, the options granted are "incentive stock options" for purpose of Section 422 of the Internal Revenue Code of 1986, as amended, and otherwise are nonqualified stock options.

(2)
The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the option and other factors.

        The following table sets forth information concerning option exercises and the fiscal year-end value of unexercised stock options held by the Named Executive Officers as of December 31, 2001.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY-End(#)	Value of Unexercised In-the-Money Options/SARs At FY-End($)(2)
Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Jim Jannard	0	0	0/25,000	0/0
Link Newcomb	139,764	1,770,581	434,069/105,000	2,370,065/474,925
Colin Baden	32,846	425,396	45,566/65,252	263,507/123,273
Tommy Rios	17,740	327,278	22,586/202,000	133,518/841,164
Thomas George	31,000	452,460	66,418/47,751	367,041/101,680

(1)
The value realized is calculated by multiplying (A) the number of securities underlying such options by (B) the difference between (i) the fair market value of the Common Stock on the date of exercise and (ii) the option exercise price.

(2)
The value of unexercised in-the-money options is calculated by multiplying (A) the number of securities underlying such options by (B) the difference between (i) the closing price of the Common Stock on the New York Stock Exchange at December 31, 2001 ($16.26) and (ii) the option exercise price.

EMPLOYMENT AGREEMENTS

        Mr. Jannard does not have a written employment agreement with the Company. Since the expiration of his former employment agreement with the Company in 1997, his employment has continued on an at-will basis. On May 12, 1998, Mr. Jannard entered into an Amended and Restated Consultant Agreement with the Company providing that, within 30 days following termination of his employment, the Company will have the option to retain him as a consultant at the rate of $100,000 per year for a period expiring on the date that is two years from the date the Company exercises such option. The Amended and Restated Consultant Agreement contains non-competition and non-solicitation provisions effective through the end of the consultant period. In addition, Mr. Jannard is entitled to Company-paid medical insurance for himself and his immediate family during his lifetime.

        On May 1, 1999, Mr. Newcomb entered into an Amended and Restated Employment Agreement with the Company which replaced his prior employment agreement, and was subsequently amended as of December 31, 1999. The term of Mr. Newcomb's agreement runs through January 31, 2004 and will automatically be extended by one year on each January 31, unless either party provides written notice that it does not wish to extend the term. The agreement provides for a base salary of not less than $350,000 per year and an annual target bonus under the Company's Amended and Restated Executive Officer Performance Bonus Plan (the "Bonus Plan") of not less than $200,000. If Mr. Newcomb's employment with the Company is terminated by the Company for any reason other than by reason of his death, disability or for cause or by Mr. Newcomb for good reason, Mr. Newcomb will be entitled to his base salary for the remainder of the term of his agreement and a bonus equal to the amount of Mr. Newcomb's annual target bonus under the Bonus Plan as in effect at the time of such termination at the end of each remaining fiscal year ending during the remaining term of his agreement. In the event Mr. Newcomb's employment is terminated by the Company for any reason other than by reason of his death, disability or for cause, Mr. Newcomb will also be entitled to one year's stock option acceleration. If Mr. Newcomb's employment with the Company is terminated by Mr. Newcomb or by the Company for any reason during the term of the agreement, Mr. Newcomb will be entitled to exercise his stock options to the extent vested on the date of his termination (including any stock options accelerated pursuant to the previous sentence) for a period of two years from the date of termination. If Mr. Newcomb's employment with the Company is terminated by reason of his disability, Mr. Newcomb will be entitled to a payment equal to one year's base salary. Upon termination of Mr. Newcomb's employment with the Company for any reason other than by reason of his death or disability, the Company may require that Mr. Newcomb provide consulting services for a period of two years. Mr. Newcomb would be compensated at the rate of $50,000 per year for such services. Mr. Newcomb's agreement also contains non-competition and non-solicitation provisions effective through the term of the agreement, and, unless his employment is terminated by the Company without cause, by Mr. Newcomb for good reason or by reason of expiration of the agreement, for a period of two years thereafter.

        On October 1, 2000, Mr. Rios entered into a new Employment Agreement with the Company, superseding all previous agreements. The term of Mr. Rios' agreement runs through December 31, 2003 and will automatically be extended for additional one-year terms unless either party provides written notice that it does not wish to extend the term. The agreement provides for a base salary of not less than $150,000 per year and an annual target bonus under the Bonus Plan of not less than $20,000. In addition, Mr. Rios' agreement provides for the payment of a sales commission based upon the Company's consolidated international net sales (and as of January 1, 2001, domestic net sales) and for the payment of a $15,000 annual bonus based on the achievement of operating income targets by the Company's international subsidiaries, as set forth in the Company's annual business plan. In August 1998, the Company provided Mr. Rios with a house completion loan on his residence in Mexico. Mr. Rios' employment agreement provides that Mr. Rios will pay interest on the outstanding balance of the loan at the rate of six percent per year. If Mr. Rios' employment with the Company is terminated by the Company for any reason other than by reason of his death, disability or for cause or by Mr. Rios for good reason, Mr. Rios will be entitled to a lump sum amount equal to $260,000. If Mr. Rios' employment with the Company is terminated as a result of his death or disability, Mr. Rios' estate will be entitled to a payment equal to $500,000 payable from a life insurance policy and disability insurance policy maintained by the Company. If Mr. Rios' employment agreement is terminated by the Company without cause or by Mr. Rios for good reason or is not renewed for any reason, the Company will reimburse Mr. Rios for the actual and reasonable costs Mr. Rios incurs as a result of relocating his residence to Mexico. Mr. Rios' agreement also contains non-solicitation provisions effective through the term of the agreement and for a period of three years thereafter.

        On January 1, 2000, Mr. George entered into a Second Amended and Restated Employment Agreement with the Company, which replaced his prior employment agreement. Mr. George's agreement expires December 31, 2003, and will automatically be extended by one year on each January 1st, unless either party provides written notice that it does not wish to extend the term. The agreement provides for a base salary of not less than $230,000 per year and an annual target bonus under the Executive Officer Performance Bonus Plan of not less than $80,000. The agreement also provides for a housing allowance of $1,500 per month. If Mr. George's employment with the Company is terminated by reason of his death, Mr. George's estate will be entitled to his prorated performance bonus under the Bonus Plan. If Mr. George's employment with the Company is terminated by reason of his disability, Mr. George would be entitled to a payment equal to one year's base salary and his prorated performance bonus under the Bonus Plan. If Mr. George's employment with the Company is terminated by the Company for any reason other than by reason of his death, disability or for cause or by Mr. George for good reason, Mr. George will be entitled to a payment equal to (i) the greater of his base salary for eighteen months or the remainder of the term of his agreement (the "Severance Period"), and (ii) an amount equal to the product of (A) Mr. George's annual target bonus under the Bonus Plan as in effect at the time of his termination and (B) a fraction, the numerator of which is the number of full months in the Severance Period, and the denominator of which is 12. Mr. George's agreement also contains non-competition and non-solicitation provisions effective through the term of the agreement and, in the event his employment is terminated by the Company for cause or by Mr. George without good reason, for a period of two years thereafter.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

        The report of the Compensation and Stock Option Committee of the Board of Directors with respect to compensation in fiscal 2001 is as follows:

Compensation Philosophy

        The overall policy of the Compensation and Stock Option Committee is to provide the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each executive officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three primary elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in effect at companies within and outside the industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash which are partially tied to the Company's achievement of financial performance targets and (iii) long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the Company's shareholders. As an executive officer's level of responsibility increases, it is the Company's general intent that a greater portion of the executive officer's total compensation be dependent upon Company performance and stock price appreciation than upon base salary.

Components of Compensation

        The principal components of executive officer compensation are generally as follows:

  •
  Base Salary.    With respect to Messrs. Newcomb, Rios and George, their base salary is fixed in accordance with the terms of their respective employment agreements. See "Employment Agreements." Mr. Jannard has chosen not to receive any base salary from the Company. With respect to executive officers who do not have employment agreements with the Company, base salary is determined on the basis of individual performance and competitive market practices as reflected in information available to the Company.

  •
  Annual Performance Bonus.    Annual bonuses are payable to the Company's executive officers under the Company's Amended and Restated Executive Officer Performance Bonus Plan based partially on the Company's achievement of certain pre-set corporate financial performance targets for earnings per share established for the fiscal year, as well as achieving certain individual performance objectives. The minimum target bonuses for Messrs. Newcomb, Rios and George are set forth in their respective employment agreements. With respect to officers who do not have employment agreements with the Company, their target bonuses are determined on the basis of individual performance and competitive market practices as reflected in informal information available to the Company. Although the financial target for fiscal year 2001 for payment of bonuses was not met, bonuses were paid to officers based on the achievement of individual performance objectives.

  •
  Long-Term Incentive Compensation.    Long-term incentives are provided through stock option grants and other stock-based awards under the Company's Amended and Restated 1995 Stock Incentive Plan. Awards under the Amended and Restated 1995 Stock Incentive Plan are designed to further align the interests of each executive officer with those of the shareholders and to provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company's business.

  •
  Compensation of the Chairman and Chief Executive Officer

        Mr. Jannard did not receive any base salary or bonus from the Company. Mr. Jannard did receive a grant of stock options in fiscal 2001 of 25,000 shares under the Amended and Restated 1995 Stock Incentive Plan. Mr. Jannard is a major shareholder of the Company.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to "qualified performance-based compensation." The Company is currently monitoring the applicability of Section 162(m) to its ongoing compensation arrangements. The Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m).

ORIN SMITH (CHAIR)
IRENE MILLER

        The Compensation and Stock Option Committee Report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

AUDIT COMMITTEE REPORT

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        The Company's independent accountants also provided to the Audit Committee the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accountants' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

IRENE MILLER (CHAIR)
ORIN SMITH
ABBOTT BROWN

FEES OF INDEPENDENT AUDITORS

        The aggregate fees billed for services rendered by Deloitte & Touche LLP during the fiscal year ended December 31, 2001 are as follows:

Category	Aggregate Fees
Audit Fees	$237,801
Financial Information Systems Design and Implementation Fees	$—
All Other Fees (described below)	$805,262

        The Audit Committee has considered whether Deloitte & Touche LLP's provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above is compatible with maintaining Deloitte & Touche LLP's independence. All other fees above consist primarily of tax compliance and planning fees, most of which are related to foreign operations.

STOCK PRICE PERFORMANCE GRAPH

        The following graph shows a comparison of cumulative total returns for Oakley, Inc., the Standard & Poor's 500 Composite Index and the Russell 2000 Index, during the period commencing on December 31, 1996 and ending on December 31, 2001. The comparison assumes $100 was invested on December 31, 1996 in each of the Common Stock, the Standard & Poor's 500 Composite Index and the Russell 2000 Index and assumes the reinvestment of all dividends, if any. At this time, the Company does not believe it can reasonably identify an industry peer group, and therefore the Company has instead selected the Russell 2000 Index, which includes companies with similar market capitalizations to that of the Company, as a comparative index for purposes of complying with certain requirements of the Securities and Exchange Commission.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Oakley, Inc.	100	82	86	51	123	148
Russell 2000 Index	100	122	119	142	136	137
S&P 500 Composite Index	100	133	171	208	189	166

        The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Through April 2001, the Company leased an aircraft from a company controlled by Mr. Jannard ("lessor") pursuant to a lease agreement dated August 10, 1995 with aggregate annual lease payments of $90,000. The Company bore all costs and expenses of operating and maintaining the aircraft while under the lease. In April 2001, the lessor sold the plane (at which time the Company's obligation to make lease payments ceased) and began leasing another plane from a third party. In March 2002, the Company amended the existing aircraft lease agreement to provide for the Company to be responsible, as of April 2001, for all costs and expenses of operating and maintaining the leased plane to the same extent as if it were owned by the lessor and covered by the lease agreement, except that the Company is not responsible for reimbursing the lessor for any lease payments made by it in connection with the leased plane. At such time that the lessor acquires a new plane, which is expected to occur in the second quarter of 2002, the Company agrees to resume paying the lessor the aggregate annual lease payment of $90,000. During 2001, the Company made aggregate payments of $22,500 to the lessor under the aircraft lease agreement, as amended. The aircraft subject to the lease is principally used by Mr. Jannard

        In July 1995, the Company entered into a ten-year agreement with Mr. Jordan for the endorsement of Oakley eyewear. Pursuant to such agreement, Mr. Jordan is paid an annual retainer of $500,000 and received options to purchase 217,392 shares of Common Stock at an exercise price of $11.50 per share (the fair market value on the date of grant). The Company paid Mr. Jordan $500,000 during 2001 pursuant to this agreement.

        Since the beginning of 1998, Mr. Jannard has borrowed money from the Company for use by Mr. Jannard in connection with various matters unrelated to the business of Oakley. All of such indebtedness was repaid by Mr. Jannard within one month of the date incurred. The largest amount of such indebtedness outstanding at any time since the beginning of 2001 was $185,356. As of February 28, 2002, the total amount of such indebtedness outstanding was $35,986.

        In March 2000, the Company entered into a trademark license agreement with a Delaware limited liability company wholly-owned by Jim Jannard (the "LLC"). Pursuant to this agreement, the LLC has assigned to the Company its right to purchase a truck and trailer to travel the National Hot Rod Association ("NHRA") circuit and to sell certain products at NHRA sanctioned events and has agreed to place Oakley's logo in prominent places on the automobile and crew members' uniforms. The agreement shall continue for so long as the LLC's sponsorship of race car driver Scotty Cannon continues, unless sooner terminated by either party upon 30 days written notice to the other party. Under the agreement, the Company has agreed to pay to the LLC an annual fee of $100,000 for the placement of the logos as described above and to pay the LLC a royalty rate, ranging between 10% and 25%, on net revenues (after sales tax and returns) from sales by the Company of certain merchandise. In 2001, the Company paid royalties of approximately $70,000 to LLC. Additionally, Oakley will pay the NHRA a royalty of 20% on net revenues of all merchandise sold. The Company will perform accounting services for the LLC as agreed upon by the Company and the LLC and will be compensated in cash for such services by the LLC at a fair market rate to be determined in good faith by the Company's Board of Directors. During 2001, LLC reimbursed the Company approximately $4,000 for accounting services rendered.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information available to the Company, as of February 28, 2002, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of such shares, (ii) held by each of the directors and nominees, (iii) held by each of the Named Executive Officers and (iv) held as a group by the directors and executive officers of the

Company. Unless otherwise indicated, the address of each beneficial owner named below is c/o Oakley, Inc., One Icon, Foothill Ranch, California 92610.

Name and Address of Beneficial Owner	Shares of Common Stock		Percentage of Common Stock Outstanding
Directors and Executive Officers
Jim Jannard	42,494,600		61.7%
Link Newcomb	506,914	(1)	*
Colin Baden	71.228	(2)	*
Tommy Rios	52,836	(3)	*
Thomas George	85,309	(4)	*
Irene Miller	43,607	(5)	*
Orin Smith	32,761	(6)	*
Michael Jordan	357,313	(7)	*
Abbott Brown	30,000	(8)	*
Directors and executive officers as a group (14 persons)	43,987,663	(9)	62.8%

(1)
Includes 474,069 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2002.

(2)
Includes 65,234 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2002.

(3)
Includes 52,836 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2002.

(4)
Includes 81,085 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2002.

(5)
Includes 39,261 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2002.

(6)
Includes 29,561 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2002.

(7)
Includes 209,491 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2002.

(8)
Includes 10,000 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2002. Also includes 10,000 shares indirectly held by Ridgestone Corporation, a corporation controlled by Mr. Brown.

(9)
Includes 1,262,208 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2002.

*
Less than one percent.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
(Item 2 on Proxy Card)

        The firm of Deloitte & Touche LLP, the Company's independent auditors for the year ended December 31, 2001, was selected by the Board of Directors, upon the recommendation of the Audit Committee, to act in such capacity for the fiscal year ending December 31, 2002, subject to ratification by the shareholders. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than as pertain to the engagement of Deloitte & Touche LLP as independent auditors for the Company in the previous year. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Vote

        The favorable vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Deloitte & Touche LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Deloitte & Touche LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2002.

OTHER MATTERS

        Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's Common Stock are required by Securities and Exchange Commission regulation to furnish the Company with copies of all such forms that they file.

        Based solely on the Company's review of the copies of such forms received by it, and on written representations from certain reporting persons, the Company believes that during fiscal 2001, all reports required by Section 16(a) applicable to its directors, officers and ten percent shareholders were filed with the Securities and Exchange Commission on a timely basis.

        Shareholders' Proposals.    In accordance with the Company's Bylaws, proposals of shareholders intended to be presented at the Company's Annual Meeting of Shareholders to be held in 2003 must be received by the Company, marked to the attention of the Secretary, no later than December 19, 2002. Proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for proposals in order to be included in the proxy statement.

        Shareholder proposals submitted to the Company for consideration at the Company's Annual Meeting of Shareholders to be held in 2003 outside the processes of Rule 14a-8 (i.e., the procedures for placing a shareholder's proposal in the Company's proxy materials) will be considered untimely if received by the Company after March 4, 2003. Accordingly, the proxy with respect to the Company's 2003 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposals received by the Company after March 4, 2003.

THE BOARD OF DIRECTORS

Foothill Ranch, California

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Shareholders
OAKLEY, INC.

June 6, 2002

\*/ Please Detach and Mail in the Envelope Provided \*/
A ☒	Please mark your votes as in this example.
		FOR ALL NOMINEES LISTED TO THE RIGHT	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED TO THE RIGHT	THE BOARD OF DIRECTORS OF OAKLEY, INC. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.				FOR	AGAINST	ABSTAIN
1.	Election of Directors:	☐	☐	Nominees:	Jim Jannard Link Newcomb Irene Miller Orin Smith Michael Jordan Abbott Brown	2.	Ratification of the selection of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2002.	☐	☐	☐
For, except vote withheld from the following nominee(s):						3.	In their discretion, the proxyholders are authorized to vote on such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
						IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

						UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
						THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF THE STOCKHOLDERS AND A PROXY STATEMENT FOR THE ANNUAL MEETING PRIOR TO THE SIGNING OF THIS PROXY.
SIGNATURE	DATE:	(Be sure to date proxy)	, 2002
SIGNATURE IF HELD JOINTLY	DATE:	(Be sure to date proxy)	, 2002
PLEASE VOTE, SIGN AND RETURN THIS PROXY CARD AS PROMPTLY AS POSSIBLE USING THE ENCLOSED ENVELOPE.

PROXY	OAKLEY, INC. COMMON STOCK	PROXY

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        THE UNDERSIGNED HEREBY APPOINT(S) JIM JANNARD AND LINK NEWCOMB AS PROXIES WITH FULL POWER OF SUBSTITUTION, AND HEREBY AUTHORIZE(S) EACH OF THEM TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE HEREOF, ALL SHARES OF COMMON STOCK OF OAKLEY, INC. (THE "COMPANY") HELD OF RECORD BY THE UNDERSIGNED ON MARCH 29, 2002 AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2002, AT 10:00 A.M., LOCAL TIME, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AT THE OAKLEY, INC. HEADQUARTERS AT ONE ICON, FOOTHILL RANCH, CALIFORNIA 92610 AND HEREBY REVOKE(S) ANY PROXIES HERETOFORE GIVEN.

BY SIGNING AND DATING THE REVERSE SIDE OF THIS CARD, THE UNDERSIGNED AUTHORIZE(S) THE PROXIES TO VOTE EACH PROPOSAL, AS MARKED, OR IF NOT MARKED TO VOTE "FOR" EACH PROPOSAL. PLEASE COMPLETE AND MAIL THIS CARD AT ONCE IN THE ENVELOPE PROVIDED.

THIS PROXY IS REVOCABLE AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. ATTENDANCE OF THE UNDERSIGNED AT THE ABOVE MEETING OR ANY ADJOURNED OR POSTPONED SESSION THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED WILL INDICATE AFFIRMATIVELY THEREAT THE INTENTION OF THE UNDERSIGNED TO VOTE SAID SHARES IN PERSON.

(Continued and to be signed and dated on reverse side)

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held on June 6, 2002
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS to be held on June 6, 2002
PROPOSAL 1: ELECTION OF DIRECTORS (Item 1 on Proxy Card)
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
EMPLOYMENT AGREEMENTS
COMPENSATION AND STOCK OPTION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
FEES OF INDEPENDENT AUDITORS
STOCK PRICE PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (Item 2 on Proxy Card)
OTHER MATTERS